Ex 99.1

Atwood Oceanics, Inc. Announces New President and Chief Executive Officer

Houston, Texas
December 14, 2009

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (NYSE: ATW) Houston-based International Drilling Contractor (the “Company”), announced today that effective December 15, 2009, Mr. Robert J. “Rob” Saltiel shall be elected President and Chief Executive Officer.  In his capacity as CEO, he will be responsible for the Company’s worldwide business and report to the Board of Directors. Mr. John R. Irwin, the Company’s current President and Chief Executive Officer, shall retire from such positions as of the close of business today, but may continue as an employee of the Company to July 31, 2010, to provide for an appropriate transition.

Mr. Saltiel has been nominated for election to the Company’s Board of Directors by the Company’s shareholders at the annual meeting of shareholders to be held February 11, 2010.  Mr. Irwin will serve out his current term as a member of the Company’s Board of Directors, but will not stand for reelection.

Mr. Saltiel brings to his new role over twenty years of experience in the energy industry, including general management, operations, commercial and strategic planning experience with organizations such as Exxon Mobil, Nabors Industries, McKinsey & Company and Transocean.  Most recently, he was Executive Vice President and Chief Operating Officer of Transocean, having previously served as Executive Vice President of Performance and Senior Vice President of Transocean’s then North and South America Unit, which covers the U.S. Gulf of Mexico, Canada, Trinidad and Brazil.  Mr. Saltiel served earlier as Transocean’s Senior Vice President of Marketing and Planning. Mr. Saltiel holds a Bachelor's degree in Chemical Engineering from Princeton University and an MBA from the Kellogg School of Management at Northwestern University.

On behalf of the Board of Directors, Hans Helmerich, Chairman of the Board, stated “we are pleased with Rob’s decision to join Atwood. His strong operational experience around deepwater operations and his track record of working closely with customers will strengthen the Company’s leadership position. He is an accomplished leader who has operated successfully in a range of key responsibilities and has a clear commitment to delivering shareholder value and stable, profitable growth.”

Separately, Mr. Helmerich expressed “the Board’s appreciation and recognition of John Irwin’s many years of dedicated service. Today Atwood has a trusted history, a strong balance sheet, excellent industry relationships and a solid foundation for continued success. The Company stands at the threshold of an exciting future and, we thank John for his tireless commitment and outstanding contributions.”  Mr. Irwin joined the Company in 1979 and was appointed President and CEO in 1993.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including:  the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission.

Contact: Jim Holland
(281) 749-7804